Exhibit 23.2

Consent of Independent Auditor

The Board of Directors

Actavis Pharma Holding 4 ehf.:

We consent to the use of our report dated June 20, 2012 with respect to the combined statements of financial position of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. as of December 31, 2011 and 2010, and the related combined statements of income, comprehensive income, cash flows, and changes in equity for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG ehf.

KPMG ehf.

Reykjavik, Iceland

December 22, 2014